Exhibit 10(a)

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made as of the 9th day of October, 2012, by and between Aluminium Bahrain B.S.C., a company organized under the laws of the Kingdom of Bahrain, the shares of which are majority owned by the Government of Bahrain’s state holding company, the Mumtalakat Holding Co., B.S.C. (“Alba”), Alcoa Inc., a corporation organized under the laws of Pennsylvania, U.S.A. (“Alcoa”), Alcoa World Alumina LLC, a limited liability company organized under the laws of Delaware, U.S.A. (“AWA”) and William Rice, a citizen of the United States (“Rice”) (Alcoa, AWA and Rice collectively referred to as the “Alcoa Parties”) (Alba, Alcoa, AWA and Rice may each be referred to as a “Party”, or collectively as the “Parties”).

WHEREAS Alba and the Alcoa Parties are parties to an action in the U.S. District Court for the Western District of Pennsylvania, under the caption Aluminium Bahrain B.S.C. v. Alcoa Inc., Alcoa World Alumina LLC, William Rice and Victor Dahdaleh, No. 2:08-CV-00299 (DWA) (the “Litigation”);

WHEREAS the Parties hereto wish to enter into this Settlement Agreement to avoid further litigation expenses and disruption, and to settle their differences with respect to all claims and defenses pleaded or that could have been pleaded in the above-listed action, and all other disputes relating thereto, subject to and upon the terms and conditions set forth in this Settlement Agreement, with no admission of liability by any Party; and

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions: For purposes of this Settlement Agreement, the terms defined in this Article shall have the meaning specified and shall be applicable to both the singular and plural forms.

(A) “Affiliate” shall mean:

(1) any Entity, whether now existing or created in the future, that in whatever country organized or resident, directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, or shares control of, a Party; or

(2) any Entity, whether now existing or created in the future, in which any Party or Entity recited in the preceding paragraph (1) directly, or indirectly through one or more intermediaries has at least a fifty percent (50%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise) or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

(B) “Dahdaleh” shall mean Victor P. Dahdaleh and his Affiliates, Entities, predecessors, successors, privies, heirs, executors, administrators and assigns and any member, partner, employee, agent, attorney, privy or representative of his Affiliates, Entities, predecessors, successors, privies, heirs, executors, administrators and assigns.

(C) “Entity” shall mean any corporation, firm, partnership, proprietorship or other form of business organization.

(D) “Klaveness” shall mean Torvald Klaveness, The Torvald Klaveness Group, and each of their Affiliates, respective Entities, predecessors, successors, privies, heirs, executors, administrators and assigns, and any member, partner, employee, agent, attorney, privy or representative of its Affiliates, Entities, predecessors, successors, privies, heirs, executors, administrators and assigns, including, without limitation, Trond Harald Klaveness and Tom Erik Klaveness and each of their heirs, representatives, employees and agents.

2. Dismissal of the Litigation: Simultaneous with the execution and delivery of this Settlement Agreement, the Parties shall execute and file with the U.S. District Court for the Western District of Pennsylvania a Stipulation of Dismissal with Prejudice, (the form of which is attached hereto as Exhibit A), thereby dismissing with prejudice the Litigation as to the Alcoa Parties. Each Party shall bear its own costs and legal fees incurred in the Litigation as between the Parties.

3. Agreement Among the Parties: AWA shall pay $85 million to Alba by confirmed bank wire transfer to the account information provided in Schedule 1, attached hereto, according to the following schedule:

(A) $42.5 million simultaneously with the execution and delivery of this Settlement Agreement, and

(B) an additional $42.5 million, without interest or contingency, upon the first anniversary of the execution of this Settlement Agreement. AWA agrees to make this payment without interest, any further condition of any kind being satisfied, or any additional performance being rendered by Alba, provided, that if AWA shall fail to timely make any payment due under the terms of this Agreement, Alcoa covenants and agrees to immediately (i) cause AWA to fully and completely pay such amount or (ii) cause another subsidiary, affiliate or joint venture or other entity under control of Alcoa, to fully and completely pay such amount.

4. Releases: The Parties each agree to the following releases, which shall be effective upon the payment of the $42.5 million immediately due upon execution of this Agreement from AWA to Alba in accordance with Section 3 hereof and the filing of the Stipulation of Dismissal with Prejudice in the Litigation in accordance with Section 2 hereof.

(A) Except as set forth in subparagraph (C) below, Alba, on behalf of itself and its current or former Affiliates, advisors, parents, subsidiaries, stockholders, predecessors, successors, privies, heirs, executors, administrators, and assigns and its and their current and former respective members, partners, directors, officers, employees, agents, attorneys, servants, auditors, insurers, custodians, privies and representatives (the “Alba Releasors”) does hereby release and discharge, and covenant not to sue, Alcoa Inc., Alcoa World Alumina LLC and each of their current or former Affiliates (including, but not limited to, Alcoa World Alumina & Chemicals, Alcoa of Australia Ltd. and Alumina Ltd.), advisors, parents, subsidiaries, stockholders, predecessors, successors, privies, heirs, executors, administrators, and assigns and their respective current and former members, partners, directors, officers, employees (including, but not limited to, William Rice), agents, attorneys, servants, auditors, insurers, custodians, privies and representatives, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, complaints and demands whatsoever, in law, admiralty, equity or otherwise, including any and all claims, rights or causes of action for contribution, indemnification or reimbursement, wherever those claims, rights or causes of action for contribution, indemnification or reimbursement may be brought, that the Alba Releasors ever had, now have or hereafter can, shall or may have, individually, representatively, derivatively or in any other capacity, for, upon, or by reason of any matter, cause or things whatsoever, whether currently known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, prior to and including the date of this Settlement Agreement, arising from, or in connection with, or relating in any way to the subject matter of the Litigation, including but not limited to the contractual and business relationships and arrangements which were the subject of the Litigation.

(B) Except as set forth in subparagraph (C) below, Alcoa Inc., Alcoa World Alumina LLC and each of their current or former Affiliates (including, but not limited to, Alcoa World Alumina & Chemicals, Alcoa of Australia Ltd. and Alumina Ltd.), advisors, parents, subsidiaries, stockholders, predecessors, successors, privies, heirs, executors, administrators, and assigns and their current and former respective members, partners, directors, officers, employees (including, but not limited to, William Rice), agents, attorneys, servants, auditors, insurers, custodians, privies and representatives (the “Alcoa Releasors”), do hereby release and discharge, and covenant not to sue, Alba and its current or former Affiliates, advisors, parents, subsidiaries, stockholders, predecessors, successors, privies, heirs, executors, administrators, and assigns and its and their respective members, partners, directors, officers, employees, agents, attorneys, servants, auditors, insurers, custodians, privies and representatives, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, complaints and demands whatsoever, in law, admiralty, equity or otherwise, including any and all claims, rights or causes of action for contribution, indemnification or reimbursement, wherever those claims, rights or causes of action for contribution, indemnification or reimbursement may be brought, that the Alcoa Releasors ever had, now have or hereafter can, shall or may have, individually, representatively, derivatively or in any other capacity, for, upon, or by reason of any matter, cause or things whatsoever, whether currently known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, prior to and including the date of this Settlement Agreement, arising from, or in connection with, or relating in any way to the subject matter of the Litigation, including but not limited to the contractual and business relationships and arrangements which were the subject of the Litigation.

(C) The releases in paragraphs (A) and (B) above shall not apply to Dahdaleh or Klaveness.

(D) Nothing herein shall prevent any Party to the Settlement Agreement from initiating a legal action to enforce any term or provision of the

Settlement Agreement.

5. Effectiveness of the Agreement: This Settlement Agreement, including, but not limited to, the releases contained in Section 4, shall become immediately effective upon the payment of the $42.5 million immediately due upon execution of this Agreement from AWA to Alba in accordance with Section 3 hereof and the filing of the Stipulation of Dismissal with Prejudice in the Litigation in accordance with Section 2 hereof.

6. No Admission of Liability: The Parties agree that the execution of this Settlement Agreement is done solely for the purposes of compromise, and to eliminate the burden and expense of further litigation, and does not constitute, and shall not be construed as, an admission of liability, wrongdoing, fault, judgment or concession, or as evidence with respect thereto, by any Party, on account of any claims or matters arising between Alba on the one side and the Alcoa Parties on the other side, any such liability being specifically denied. The Parties further agree that this Settlement Agreement shall not be offered or received against any of the Parties as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Parties, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Settlement Agreement, provided, however, that the Alcoa Parties may refer to it to effectuate the liability protection granted them hereunder.

7. Government of Bahrain. The Alcoa Parties acknowledge and understand that Alba is indirectly controlled by the Government of Bahrain and is subject to certain legal and statutory restrictions and obligations under the laws of the Kingdom of Bahrain.

Any other provision of this Agreement to the contrary notwithstanding, Alba may disclose the existence, terms and/or content of this Agreement, or any documents or other information obtained in the course of negotiating this Agreement, in response to a demand or order from an official of the Government of Bahrain acting pursuant to legal or statutory authority. In the event of such disclosure, Alba shall inform such official of its obligations of confidentiality and non-disparagement hereunder, and take all reasonable measures available to it to ensure compliance with these obligations. In the event that the Government of Bahrain makes any public statement in violation of such obligations, the Alcoa Parties may make an appropriate response.

8. Confidentiality: At the time of the execution of this Settlement Agreement or any other mutually agreed upon date, the Parties may issue press releases with respect to the settlement of the Litigation. Other than the specific information contained in the press releases, the Parties agree that they will treat all information related to the negotiation of the Settlement Agreement, and this Settlement Agreement itself, as confidential, except (a) the Parties may generally discuss and characterize the Settlement Agreement, in public and media statements, in a manner not inconsistent with the press releases, and (b) the Parties shall be permitted to disclose the terms of this settlement to government agencies, auditors and Affiliates, and to make all other disclosures required by court order or applicable law, including securities laws or securities exchange regulations. Notwithstanding the foregoing, nothing in this Settlement Agreement shall preclude Alba from characterizing, in connection with public announcements and disclosures of the settlement of litigation with the Alcoa Parties, the monetary value of the Long Term Alumina Supply Contract entered into by Alba and AWA contemporaneously with this Settlement Agreement. In the event of such a characterization by Alba, the Alcoa Parties will neither be deemed to have agreed with the characterization nor will publicly comment on it. Similarly, Alba will not be deemed to have agreed with Alcoa’s characterization of the settlement nor will publicly comment on it.

9. Non-Disparagement: Alba and the Alcoa Parties agree that they will not publicly criticize or disparage each other in relation to the facts and circumstances at issue in the Litigation or to any matter covered, resolved or released by this Settlement Agreement; provided, however, that this provision shall have no force or effect in any legal proceeding that arises from or relates to this Litigation, and provided further that nothing herein shall or shall be deemed to prevent or impair any Party from (i) testifying truthfully in any legal proceeding in which any Party’s testimony is compelled or requested or (ii) otherwise complying with any legal requirements or responding to inquiries or requests for information by any regulator or auditor.

10. Choice of Law; Jurisdiction and Venue; Waiver of Right to Jury Trial: This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, applicable to settlement agreements made and to be performed in that state, without regard to any conflict of laws rules to the contrary. The parties agree that venue for any dispute, controversy or claim arising out of or in relation to this Settlement Agreement, including the validity, invalidity, breach or termination thereof, shall lie in the United States District Court for the Western District of Pennsylvania, Pittsburgh Division.

11. Entire Agreement: This Settlement Agreement, and all documents executed pursuant hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, representations, warranties or statements.

12. Severability: If any provision of this Settlement Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Settlement Agreement which can be given effect without the invalid provisions or application.

13. Construction: Each Party to this Settlement Agreement was represented by counsel of his, her or its choice, and this document was negotiated by counsel. Each Party and counsel for each Party to this Settlement Agreement has reviewed this Settlement Agreement and has participated in its drafting. Accordingly, no Party shall attempt to invoke the rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Settlement Agreement.

14. Voluntary Signing of Settlement Agreement: The Parties acknowledge that before entering into this Settlement Agreement, they each consulted with attorneys of their choice. They further acknowledge that they each have voluntarily entered into this Settlement Agreement, and that no promises or representations were made to them by any person to induce them to enter into this Settlement Agreement other than the express terms set forth herein. The Parties further acknowledge that they each have read this Settlement Agreement and understood all of its terms, including the releases in Section 4. The Parties acknowledge that they may hereafter discover claims or facts in addition to or different from those they now know or believe to exist with respect to the subject matter of the Litigation and this Settlement Agreement which, if known or suspected at the time of execution of this Settlement Agreement, may have materially affected the settlement embodied herein. The Parties nevertheless agree that the releases in Section 4 apply to any such additional or different claims or facts, including, but not limited to, claims of fraud.

15. Amendments to the Settlement Agreement: This Settlement Agreement may not be modified, amended or supplemented except by a writing specifically referencing this Settlement Agreement and signed by the Parties.

16. Counterparts: This Settlement Agreement may be executed separately in counterparts, all of which together shall be deemed to constitute one original. A photocopy or facsimile copy of this Settlement Agreement or counterpart thereof shall be deemed an original for all purposes.

17. Notices: All notices under this Settlement Agreement shall be in writing and shall be deemed to have been duly given upon receipt or hand delivery or facsimile transmissions with confirmation or receipt to, as follows:

If to the Alcoa Parties, to:

Audrey Strauss

Chief Legal & Compliance Officer and Corporate Secretary

Alcoa Inc.

390 Park Avenue

New York, NY 10022

United States of America

Fax: (212) 826-4176

or

Max Laun

General Counsel

Alcoa Inc.

Alcoa Corporate Center

201 Isabella Street

Pittsburgh, PA 15212-5858

United States of America

Fax: (412) 553-4064

If to Alba, to:

Mahmood Al-Kooheji

Chairman of the Board

Aluminium Bahrain B.S.C.

P.O. Box 570

Manama, Bahrain

Telephone: +973 17835119

Facsimile:  +973 17830881

With a copy to:

Mark J. MacDougall

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue NW

Washington, DC 20036

United States of America

Telephone: +1 202-887-4510

Facsimile:  +1 202-955-7770

Any change of address of a Party shall be communicated in writing to the other Party.

18. Binding Effect: This Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective Affiliates, heirs, executors, administrators, representatives, successors and assigns.

19. Captions; Words: Captions herein are included for convenience and reference only and shall not constitute a part hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

20. No Waiver; Remedies Are Cumulative: No failure on the part of the

Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided in law or equity.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed by their duly authorized representatives as of October 9, 2012.

Aluminium Bahrain B.S.C.

By /s/ Mahmood Al-Kooheji

	Its	Chairman

Alcoa Inc.

	By	/s/ Audrey Strauss

	Its	Chief Legal and Compliance Officer and Corporate Secretary

Alcoa World Alumina LLC
	By	/s/ Chris Ayers

	Its	President

William Rice

	By	/s/ William Rice

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF PENNSYLVANIA

ALUMINIUM BAHRAIN B.S.C.,

Plaintiff,

2:08-CV-00299 (DWA)
vs.

ALCOA, INC., ALCOA WORLD ALUMINA LLC, WILLIAM RICE and VICTOR DAHDALEH,

Defendants.

STIPULATION OF DISMISSAL WITH PREJUDICE

Pursuant to Fed. R. Civ. P. 41(a)(1)(A), Plaintiff Aluminium Bahrain B.S.C. and Defendants Alcoa Inc., Alcoa World Alumina LLC and William Rice hereby stipulate to the dismissal with prejudice of this action as it relates to Defendants Alcoa Inc., Alcoa World Alumina LLC and William Rice. Aluminium Bahrain B.S.C., Alcoa Inc., Alcoa World Alumina LLC and William Rice waive all rights of appeal and each shall bear its or his own costs and attorneys’ fees.

ALCOA INC.	ALUMINIUM BAHRAIN B.S.C.

By its attorneys,	By its attorneys,

David L. McClenahan (Pa. I.D. No. 01301)

Andrew R. Stanton (Pa. I.D. No. 93409)

K&L GATES LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

Tel: (412)-355-6500

Fax: (412)-355-6501

Evan R. Chesler

Julie A. North

CRAVATH, SWAINE & MOORE LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Tel: (212) 474-1000

Fax: (212) 474-3700

Charles B. Gibbons (Pa. I.D. No. 08284)

BUCHANAN INGERSOLL & ROONEY PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219

Tel: (412) 562-8800

Fax: (412) 562-1041

Mark J MacDougall

W. Randolph Teslik

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Tel: (202) 887-4000

Fax: (202) 887-4288

ALCOA WORLD ALUMINA LLC	WILLIAM RICE

By its attorneys,	By his attorney,

David L. McClenahan (Pa. I.D. No. 01301)

Andrew R. Stanton (Pa. I.D. No. 93409)

K&L GATES LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

Tel: (412)-355-6500

Fax: (412)-355-6501

Evan R. Chesler

Julie A. North

CRAVATH, SWAINE & MOORE LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Tel: (212) 474-1000

Fax: (212) 474-3700

Dated: October     , 2012

Richard L. Beizer CROWELL & MORING LLP 1001 Pennsylvania Avenue, N.W. Suite 1100 Washington, DC 20004-2595 Tel: (202)-624-2500 Fax: (202)-628-5116

SCHEDULE 1

Pursuant to Section 1 of the Settlement Agreement, AWA will remit payment by wire transfer to the following account information:

To:

Swift:

Favor of:

A/C No.

Swift:

For credit to:

A/C No.

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